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                                                                    EXHIBIT 10-8


                    AMENDMENTS TO DIRECTOR'S RETIREMENT PLAN



                              (Dated June 2, 1994)

                 RESOLVED:        That the Committee recommends that the Board
of Directors amend Sections 3 and 4 of Article II of the Retirement Plan for Non-Employee Members of the Board of Directors of GTE Corporation to increase the surviving spouse benefit percentage therein from fifty percent (50%) to one hundred percent (100%), effective for payments made pursuant to Sections 3 and 4 of Article II on or after August 4, 1994.

         RESOLVED:        That, effective August 4, 1994, Sections 3 and 4 of
Article II of the Retirement Plan for Non-Employee Members of the Board of Directors of GTE Corporation ( the "Directors' Retirement Plan") are amended for Directors who retire after the effective date to increase the surviving spouse benefit percentage therein from fifty percent (50%) to one hundred percent (100%), for all retirement pension payments made pursuant to the Directors' Retirement Plan, but in no event beyond the Maximum Period of Payment.


                             (Dated August 4, 1994)

         FURTHER RESOLVED:        That the officers of the Corporation are
hereby authorized to make, execute, acknowledge, and deliver all instruments, to make all technical and conforming changes in the Directors' Retirement Plan, and to take all other actions necessary to carry out the foregoing resolution.